Exhibit 3.4

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

PINAFORE, INC.

Pursuant to Section 242 of the Delaware General Corporation Law, as amended, it is hereby certified that:

1. The name of the corporation (the “Corporation”) is Pinafore, Inc.

2. The Certificate of Incorporation of the Corporation is hereby amended by deleting Article 1 and inserting in lieu thereof a new Article 1 to read as follows:

FIRST: The name of the corporation (hereinafter sometimes referred to as the “Corporation”) is:

Tomkins, Inc.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Incorporation on this 30th day of November, 2010.

By:	/s/ Seth Mersky
	Name:	Seth Mersky
	Title:	President